Exhibit 99.1

For Immediate Release

Contact: Donna Shaults
Enesco Group, Inc.
630-875-5464
dshaults@enesco.com

ENESCO PROVIDES FULL YEAR 2006 PROJECTIONS

Itasca, Ill. – September 7, 2006 – Enesco Group, Inc., a leader in the giftware, and home and garden décor industries, today provided financial projections for fiscal 2006, as well as other corporate updates.

Fiscal Year Projection

•	The Company currently estimates consolidated net revenues will be approximately $180 million in 2006, versus $210.9 million in 2005, which excludes the $33.5 million in U.S. Precious Moments sales as of December 31, 2005. The decline largely reflects the slower than expected ramp up at the third-party distribution center and lost sales due to manufacturing capacity losses.

•	Gross profit margins are expected to be 35-40%, versus 38.1% in 2005, excluding the impact of the U.S. Precious Moments margin of approximately 4.2% in 2005.

•	Enesco’s Operating Improvement Plan currently remains on target for the year, including a target reduction of annual corporate and general administrative costs by $30.0 to $32.0 million, which is expected to be fully realized in 2007.

These forecasts are based on management’s good faith estimates and expectations, but are subject to the risks and uncertainties described below, and should not be unduly relied upon when deciding whether to buy, sell or hold the Company’s securities.

Refinancing Update
The Company is working under its current credit agreement and is the process of seeking replacement debt financing. Management is not in a position to predict whether it will be successful in replacing its current credit facility, but expects to issue an announcement on or around September 15.

Distribution Update
Enesco continues to make progress in addressing its current distribution problems and is planning upgrades for continuing process improvements into 2007. High-volume inventory was transferred to the Illinois distribution center to supplement the Indiana facility, and is being shipped daily to customers. The exit plan for the Illinois facility is underway and the facility is expected to be closed by December 31, 2006.

The Indiana facility reached its targeted shipping levels at the end of the second quarter. The Company is working with this facility to re-profile the warehousing and distribution floor, increase the facility size and install technology to support an automated pick and pack operation.

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About Enesco Group, Inc.
Enesco Group, Inc. is a world leader in the giftware, and home and garden décor industries. Serving more than 44,000 customers globally, Enesco distributes products to a wide variety of specialty card and gift retailers, home décor boutiques, as well as mass-market chains and direct mail retailers. Internationally, Enesco serves markets operating in the United Kingdom, Canada, Europe, Mexico, Australia and Asia. With subsidiaries located in Europe and Canada, and a business unit in Hong Kong, Enesco’s international distribution network is a leader in the industry. The Company’s product lines include some of the world’s most recognizable brands, including Border Fine Arts, Bratz, Circle of Love, Foundations, Halcyon Days, Jim Shore Designs, Lilliput Lane, Pooh & Friends, Walt Disney Classics Collection, and Walt Disney Company, among others. Further information is available on the Company’s web site at www.enesco.com.

This press release may include forward-looking statements, which reflect management’s current assumptions and beliefs and are based on information currently available to management. Such forward-looking statements may be identified by use of such words as “expects,” “intends,” “anticipates,” “could,” “estimates,” “plans,” and “believes,” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors, which could cause actual results to vary materially from those anticipated, estimated, expected or projected. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited to: Enesco’s ability to negotiate and enter into a new credit facility or other financing; Enesco’s success in implementing its comprehensive plan for operating improvement and achieving its goals for cost savings and market share increases; Enesco’s success in developing new products and consumer reaction to Enesco’s new products; Enesco’s ability to secure, maintain and renew popular licenses, particularly our Cherished Teddies, Disney and Jim Shore Designs licenses; Enesco’s ability to grow revenues in mass and niche market channels; Enesco’s ability to comply with covenants contained in its credit facility; changes in general economic conditions, as well as specific market conditions; fluctuations in demand for our products; manufacturing lead times; the timing of orders and shipments and our ability to predict customer demands; inventory levels and purchase commitments exceeding requirements based upon forecasts; collection of accounts receivable; changes in the regulations and procedures affecting the importation of goods into the United States; changes in foreign exchange rates; price and product competition in the giftware industry; variations in sales channels, product costs or mix of products sold; and, possible future terrorist attacks, epidemics, or acts of war. In addition, Enesco operates in a continually changing business environment and does not intend to update or revise the forward-looking statements contained herein, which speak only as of the date hereof. Additional information regarding forward-looking statement risk factors is contained in Enesco’s reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results. We assume no obligation to update publicly any of these statements in light of future events.

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